Exhibit 99.3

THE NECESSITY RETAIL REIT completes $1.3 BILLION OPEN-AIR SHOPPING

CENTER ACQUISITION, CREATING PURE-PLAY RETAIL FOCUSED PORTFOLIO

93 Properties Closed Year-to-Date, Growing Necessity Retail Portfolio to $5.3 Billion of Real Estate

Grocery-Anchored Centers Grow to 22%1 of Multi-Tenant Portfolio, 57% of Straight-Line Rent1 Derived From

Properties in Sunbelt States

NEW YORK – July 11, 2022 – The Necessity Retail REIT, Inc. (Nasdaq: RTL) (“RTL” or the “Company”) announced today that the Company, through its operating partnership, completed the final acquisition from the previously announced agreement to acquire a portfolio of 81 Power, Anchored and Grocery Centers from certain subsidiaries of CIM Real Estate Finance Trust, Inc. for $1.3 billion including debt assumed of $356 million. The Company also announced that year-to-date it has acquired 93 properties for a total of $1.4 billion. The acquired properties total 10.2 million square feet and were acquired at a cash cap rate of 7.24%2 and a weighted-average capitalization rate of 8.60%3.

“We are excited to complete the $1.3 billion shopping center acquisition which, along with other acquisitions completed this year, grows our portfolio to over 1,050 properties and $5.3 billion of assets located where America shops,” said Michael Weil, CEO of RTL. “The transactions we have completed so far this year have deliberately focused our portfolio on necessity retail assets in suburban markets, including adding 13 grocery-anchored shopping centers, while decreasing our exposure to office assets to 1% of our straight-line rent. The seamless integration of these properties into our portfolio has increased tenant and geographic diversification and grown occupancy in our open-air shopping center segment, providing a strong defense against headwinds in the broader economy. These transactions had an immediate positive impact on our results in the first quarter and we believe that the full accretive effect of this year’s acquisitions will continue to be realized over the balance of the year as we focus on continuing the strong leasing activity we’ve seen year to date.”

Footnote

1 Represents the RTL portfolio as of and for the quarter ending March 31, 2022, and the remaining 25 properties that were yet to be closed as of March 31, 2022, and were "probable" acquisitions as of the date. Information included in the pro forma presentation herein regarding these probable acquisitions is as of and for the three months ended September 30, 2021.

2 Cash cap rate is calculated by dividing this annualized cash rental income the properties are projected to generate during the first year of ownership (before debt service and depreciation and after projected fixed costs and variable costs) by the purchase price of the properties, excluding acquisition costs. Weighted average cash cap rates are based on square feet.

3 Capitalization rate is calculated by dividing the annualized straight-lined rental income the properties are projected to generate during its first year of ownership (before debt service and depreciation and after projected fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average capitalization rate is based upon square feet.

About The Necessity Retail REIT Where America Shops

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused "Where America Shops". RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants, and the global economy and financial markets, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

Investor Relations

ir@rtlreit.com

(866) 902-0063